Exhibit 99.1

News release via Canada NewsWire, Toronto 416-863-9350

    Attention Business Editors:
    Western Goldfields Announces 2008 Production on Target

    <<
    -  Heap leaching of new ore has commenced at Mesquite
    -  Gold production is on target for January 2008
    -  Capital costs are in line with forecast
    >>

    TORONTO, Dec. 13 /CNW/ - Western Goldfields Inc. (TSX:WGI, AMEX:WGW)
today announced that heap leaching of new ore has commenced at its Mesquite
Mine in California. To date, 900,000 tons of new ore containing approximately
12,500 ounces of gold have been placed on the leach pad and gold production is on target for January 2008.
    "We are extremely pleased with the performance of our operations and construction teams who have brought the project in three months ahead of the feasibility schedule and on budget," said Mr. Randall Oliphant, Chairman,
Western Goldfields. "Our current capital forecast is within one percent of our original estimate."
    "Our prestrip mining and construction of the leach pad and facilities is on schedule to bring the mine into full production in January 2008," said Mr.
Raymond Threlkeld, President and Chief Executive Officer. "The last haul truck of our 14-truck fleet arrived this week. We have 177 employees and are currently mining approximately 180,000 tons per day. In 2008, we expect to place approximately 220,000 ounces onto the leach pad."
    During 2008, the Mesquite Mine will ramp up production as the operation continues with prestripping, exposing the ore zones and mining of the oxide reserves. Based on the mining schedule and the leaching curve, Mesquite is expected to produce approximately 15,000 ounces of gold in the first quarter.
Second quarter production will increase to between 40,000-50,000 ounces of gold, and full year's production for 2008 is expected to be between
155,000-165,000 ounces of gold.
    The average cost of sales for the year is expected to be between
$355-$365(1) per ounce of gold. Quarterly operating costs are predominantly fixed and, due to the ramping up of gold production in the first quarter, cost of sales per ounce in the first quarter will be significantly higher than the
2008 estimate. In later quarters, the costs will be below the forecast average cost per ounce. The increase in cost of sales from previous estimates is due to current higher fuel costs as well as increased royalty costs based on the current higher gold price. Fuel costs comprise approximately 25% of the cost of sales.
    Capital costs are estimated at $109.2 million compared to an original estimate of $108.6 million. With approximately 99 percent of the capital committed and 92 percent spent, the Company is confident that the final project capital will remain consistent with its current forecasts. Capital spending for 2007 is estimated to be $100.0 million, and the remainder of the
$109.2 million will be spent in the first quarter of 2008 when the leach pad, processing facility and truck shop are completed.
    During 2008, approximately $1.0 million will be spent on additional definition and exploratory drilling of the Brownie Hill deposit, where approximately 200,000 ounces of gold were added into reserves in 2007. The drilling will be focused on the follow up of significant mineralization found outside the current reserve area at Brownie Hill.
    The data contained in this news release has been prepared under the supervision of Wes Hanson, P. Geo., Vice-President of Mine Development,
Western Goldfields, and the Qualified Person under NI 43-101 for the project.

    Western Goldfields Inc.
    -----------------------

    Western Goldfields is a gold producer focused on completing the expansion of its Mesquite Mine, located in Imperial County, California, and returning the mine to full production. With a 2.8 million ounce gold reserve, the
Company is the only multi-million ounce US gold reserve not controlled by a major gold company. Western Goldfields common shares trade on the Toronto
Stock Exchange under the symbol WGI, and on the American Stock Exchange under the symbol WGW. For further details, please visit www.westerngoldfields.com.

    Forward-Looking Information
    ---------------------------

    Certain statements contained in this news release and subsequent oral statements made by and on behalf of the Company may contain forward-looking information within the meaning of the United States Private Securities
Litigation Reform Act of 1995 and similar Canadian legislation. Such forward-looking statements are identified by words such as "intends",
"anticipates", "believes", "expects", and "hopes" and include, without limitation, statements regarding the Company's plan of business operations, timing and costs to recommence commercial production, potential increase in estimates of mineral resources or reserves, economic viability of the Mesquite
Mine, and capital and operating expenditures. There can be no assurance that such statements will prove to be accurate; actual results and future events could differ materially from such statements. Factors that could cause actual results to differ materially include, among others, the uncertainties involved in interpreting drilling results and those set forth in the Company's Annual
Report on Form 10-KSB for the year ended December 31, 2006 filed with the U.S.
Securities and Exchange Commission, under the caption, "Risk Factors". Most of these factors are outside the control of the Company. Investors are cautioned not to put undue reliance on forward-looking statements. Except as otherwise required by applicable securities statutes or regulation, the Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

    <<
    -------------------
    (1) Expected cost of sales per ounce is defined as planned cost of sales as per the business plan divided by the number of gold ounces to be sold.
    >>

    %CIK: 0001394186

    /For further information: please visit www.westerngoldfields.com, or contact Raymond Threlkeld, President and Chief Executive Officer, (416)
324-6005, rthrelkeld(at)westerngoldfields.com; Julie Taylor Pantziris, Director,
Regulatory Affairs and Investor Relations, (416) 324-6015,
jtaylor(at)westerngoldfields.com/
    (WGI. WGW)

CO:  Western Goldfields Inc.

CNW 16:30e 13-DEC-07